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                                                        Exhibit (a)(4)


                                                       World Financial Center
                                                       North Tower
                                                       New York, New York
                              Merrill Lynch Logo       10281-1305
                                                       (212) 449-8971 (Call
                                                       Collect)

                          OFFER TO PURCHASE FOR CASH

    All of the Outstanding Shares of Common Stock (Including the Associated
                                   Rights),

          All of the Outstanding Shares of 6 1/2% Series B Cumulative
                         Convertible Preferred Stock,

 All of the Outstanding Depositary Shares (each representing a 1/20th interest in a Share of 6 1/2% Series B Cumulative Convertible Preferred Stock)
                                      and
             All of the Outstanding Common Stock Purchase Warrants
                                      of
                            Wang Laboratories, Inc.
                                      at
                     $29.25 Net Per Share of Common Stock,
  $1,101.17 Net Per Share of 6 1/2% Series B Cumulative Convertible Preferred
                                    Stock,
                        $55.05 Net Per Depositary Share
                                      and
                  $7.80 Net Per Common Stock Purchase Warrant
                                      by
                          Getronics Acquisition, Inc.
                         A Wholly-Owned Subsidiary of
                                 Getronics NV

        THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
   NEW YORK CITY TIME, ON MONDAY, JUNE 7, 1999 UNLESS THE OFFER IS EXTENDED.


                                                                   May 10, 1999
To Brokers, Dealers, Commercial Banks,
 Trust Companies and Other Nominees:

  We have been appointed by Getronics Acquisition, Inc., a Delaware corporation (the "Purchaser") and a wholly-owned subsidiary of Getronics NV, a public company with limited liability incorporated under the laws of The Netherlands with its corporate seat in Amsterdam, The Netherlands ("Parent"), to act as Dealer Manager in connection with the Purchaser's offer to purchase, inter alia, (i) all of the issued and outstanding shares of common stock, par value $0.01 per share, including the associated rights (the "Common Stock"), of Wang Laboratories, Inc., a company organized under the laws of Delaware (the "Company"), at a price of $29.25 per share of Common Stock, net to the seller in cash, without interest thereon (the "Common Stock Offer Price"),
(ii) all of the issued and outstanding shares of 6 1/2% Series B Cumulative Convertible Preferred Stock, par value $0.01 per share (the "Series B Preferred Stock"), at a price of $1,101.17 per share of Series B Preferred Stock net to the seller in cash, without interest thereon (the "Series B Preferred Stock Offer Price"), (iii) all of the issued and outstanding depositary shares, each representing a 1/20th interest in a share of Series B Preferred Stock, (the "Depositary Shares"), at a price of $55.05 per Depositary Share, net to the seller in cash, without interest thereon (the "Depositary Shares Offer Price") and/or (iv) all of the issued and outstanding warrants, other than the Special Common Stock Warrant (as defined in the Offer to Purchase), to purchase shares of Common Stock (the "Common Stock Purchase Warrants"), at a price of $7.80 per Common Stock Purchase Warrant, net to the seller in cash, without interest thereon (the "Common Stock Purchase Warrant Offer Price" and, together with the Common Stock Offer Price, the Series B Preferred Stock Offer Price and the
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Depositary Shares Offer Price, collectively, the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (which, as they may be amended and supplemented from time to time, together constitute the "Offer"), copies of which are enclosed herewith. Unless the context indicates otherwise, as used herein, "Offer Securities" shall mean inter alia shares of Common Stock, Series B Preferred Stock, Depositary Shares and Common Stock Purchase Warrants. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Offer Securities in your name or in the name of your nominee.

  Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

    1. The Offer to Purchase dated May 10, 1999.

    2. The Letter of Transmittal to tender Offer Securities for your use and for the information of your clients. Copies of the Letter of Transmittal may be used to tender Offer Securities.

    3. A letter to stockholders of the Company from Joseph M. Tucci, Chairman and Chief Executive Officer of the Company, together with a Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Company and mailed to stockholders of the Company.

    4. The Notice of Guaranteed Delivery for Offer Securities to be used to accept the Offer if the procedures for tendering Offer Securities set forth in the Offer to Purchase cannot be completed on a timely basis.

    5. A printed form of letter which may be sent to your clients for whose accounts you hold Offer Securities registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer.

  WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, JUNE 7, 1999 UNLESS THE OFFER IS EXTENDED.

  Please note the following:

    1. The Offer Price is (i) $29.25 per share of Common Stock, (ii) $1,101.17 per share of Series B Preferred Stock, (iii) $55.05 per Depositary Share and (iv) $7.80 per Common Stock Purchase Warrant, in each case, net to the seller in cash, without interest thereon, as set forth in the Introduction to the Offer to Purchase.

    2. The Offer is conditioned on there being validly tendered and not properly withdrawn prior to the Expiration Date (as defined in the Offer to Purchase) a number of Offer Securities which represent at least a majority of the Common Stock Equivalents (as such term is defined in the Offer to Purchase) on the date of purchase and certain other conditions. See the Introduction and Section 1--"Terms of the Offer" and Section 14-- "Conditions of the Offer" of the Offer to Purchase.

    3. The Offer is being made for all of the issued and outstanding Offer Securities.

    4. Tendering holders whose Offer Securities are registered in their own name and who tender directly to Citibank, N.A., as Depositary (the "Depositary") will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Offer Securities by the Purchaser pursuant to the Offer. However, federal income tax backup withholding at a rate of 31% may be required, unless an exemption is available or unless the required tax identification information is provided. See the "Important Tax Information" section contained in the Letter of Transmittal.

    5. The Board of Directors of the Company (i) has determined that each of the Offer and the merger of the Purchaser with and into the Company (the "Merger") is fair to, and in the best interests of, the holders of the Offer Securities and has declared that the Offer and the Merger are advisable, (ii) has approved the

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  Offer and the Merger and (iii) has recommended that the holders of the
  Offer Securities accept the Offer and tender their Offer Securities pursuant to the Offer and that the holders of Common Stock, Series A Preferred Stock, Series B Preferred Stock and Depositary Shares approve and adopt the Merger Agreement, as described in the Offer to Purchase.

    6. Notwithstanding any other provision of the Offer, payment for Offer Securities accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates evidencing such Offer Securities (the "Offer Security Certificates"), along with a properly completed and duly executed Letter of Transmittal (or a copy thereof), including any required signature guarantees, or (ii) if such Offer Securities are held in book-entry form, timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Offer Securities into the Depositary's account at The Depository Trust Company along with an Agent's Message (as defined in the Offer to Purchase), pursuant to the procedures set forth in Section 3--"Procedures for Tendering Offer Securities" of the Offer to Purchase and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering holders at the same time depending upon when Offer Security Certificates are actually received by the Depositary.

  In order to take advantage of the Offer (i) a duly executed and properly completed Letter of Transmittal (and any required signature guarantee or other required documents) or an Agent's Message in the case of Offer Securities held in book-entry form should be sent to the Depositary and (ii) Offer Security Certificates representing the tendered Offer Securities or a timely Book-Entry Confirmation should be delivered to the Depositary in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

  If holders of Offer Securities wish to tender, but it is impracticable for them to forward their Offer Security Certificates or other required documents or complete the procedures for book-entry transfer prior to the Expiration Date, a tender may be effected by following the guaranteed delivery procedures specified in Section 3--"Procedures for Tendering Offer Securities" of the Offer to Purchase.

  The Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Offer Securities pursuant to the Offer (other than the Dealer Manager, the Depositary and the Information Agent as described in the Offer to Purchase). The Purchaser will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Purchaser will pay or cause to be paid any transfer taxes payable on the transfer of Offer Securities to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

  Any inquiries you may have with respect to the Offer should be addressed to Merrill Lynch, Pierce, Fenner & Smith Incorporated, the Dealer Manager for the Offer, at World Financial Center, North Tower, New York, New York 10281-1305, telephone number (212) 449-8971, or to Morrow & Co., Inc., the Information Agent for the Offer, at 445 Park Avenue, 5th Floor, New York, New York 10022, telephone number (212) 754-8000.

  Requests for copies of the enclosed materials may also be directed to the Dealer Manager or to the Information Agent at the above addresses and telephone numbers.

                                          Very truly yours,

                                          MERRILL LYNCH, PIERCE, FENNER &
                                          SMITH
                                                        INCORPORATED

  NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, PARENT, THE COMPANY, THE DEALER MANAGER, THE DEPOSITARY, THE INFORMATION AGENT OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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